Exhibit 99.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX KAI HAAKON E. LIEKEFETT +1 (212) 839-8744 KLIEKEFETT@SIDLEY.COM AMERICA • ASIA PACIFIC • EUROPE

December 9, 2019

Via Email and FedEx

Aneliya Crawford, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Re:

Shareholder Request To Set A Record Date For Determining Shareholders Entitled To Express Their Consent And Authorization To Requisition A Special General Meeting of the Shareholders of Argo Group International Holdings, Ltd.

Dear Ms. Crawford:

On behalf of our client, Argo Group International Holdings, Ltd. (the “Company”), I am writing in response to the letter (the “Request Letter”) of your client, Voce Catalyst Partners LP (“Voce”), dated December 2, 2019.

In the Request Letter, you requested, on behalf of Voce, that the Board of Directors of the Company (the “Board”) set a record date in connection with Voce’s undertaking to solicit the written consent and authorization of shareholders of the Company to requisition a special general meeting of shareholders of the Company for the purposes stated in the Request Letter (the “Voce Consent Solicitation”). You also requested that the Board inform Voce in writing by December 12, 2019.

Today, the Board met and set the close of business on January 8, 2020 as the record date (the “Record Date”) for the determination of Company shareholders who are entitled to execute, withhold or revoke consents in connection with the Voce Consent Solicitation. The Record Date is the earliest possible record date in compliance with Rule 14a-13 under the Securities Exchange Act of 1934.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Aneliya Crawford, Esq.

Schulte Roth & Zabel LLP

December 9, 2019

This letter is being sent on behalf of the Company while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to the Request Letter and any further requests or actions of Voce. Nothing herein should be construed as an admission that the Request Letter or the Voce Consent Solicitation complies with applicable law and regulations.

Should you have questions regarding the foregoing, please contact me at (212) 839-8744 or my partner Thomas J. Kim at (202) 736-8615.

Very truly yours,

/s/ Kai Haakon E. Liekefett

cc:	J. Daniel Plants, Chief Investment Officer, Voce Capital Management LLC

Craig S. Comeaux, Vice President, Secretary, and Corporate Counsel, Argo Group International Holdings, Ltd.

Thomas J. Kim, Sidley Austin LLP